Exhibit 99.2

KalVista Pharmaceuticals, Inc.

Unaudited Pro Forma Combined Balance Sheet

October 31, 2016

(in thousands)

			Pro Forma		Pro Forma
	KalVista	Carbylan	Adjs		Combined
Assets
Current assets:
Cash and cash equivalents	$10,685	$34,571	$50	F	$45,306
Research and development tax credit receivable	2,166	—			2,166
Grants receivable	162	—			162
Prepaid expenses and other current assets	310	500			810

Total current assets	13,323	35,071			48,444
Restricted cash	—	50	(50)	F
Property and equipment, net	100	—			100

Total assets	$13,423	$35,121			$48,544

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	774	120			894
Accrued expenses	741	1,520	3,989	A	6,250
Due to related parties	70	—			70
Deferred licensing revenue	—	29			29

Total current liabilities	1,585	1,669			7,243
Deferred licensing revenue, net of current portion		35			35

Total liabilities	1,585	1,704			7,278

Series B Convertible Preferred Shares	33,002	—	(33,002)	C	—
Series A Convertible Preferred Shares	25,606	—	(25,606)	C	—

	58,608	—			—

Shareholders’ equity (deficit):
Common stock	4	27	(27)	B(2)	36
			8	B(1)
			24	C

Additional paid-in capital	307	122,874	(122,874)	B(2)	76,836
			17,945	B(1)
			58,584	C

Accumulated deficit	(42,966)	(89,484)	(3,989)	A	(31,491)
			89,484	B(2)
			3,828	B(3)
			11,636	D
Accumulated other comprehensive income	(4,115)	—			(4,115)

Total shareholders’ equity (deficit)	(46,770)	33,417			41,266

Total liabilities and shareholders’ equity (deficit)	$13,423	$35,121			$48,544

KalVista Pharmaceuticals, Inc.

Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss

Six Months Ended October 31, 2016

(in thousands, except share and per share data)

			Pro Forma		Pro Forma
	KalVista	Carbylan	Adjs		Combined

Grant income	$1,141	$—			$1,141
Licensing revenue	—	14			14

Total revenue	1,141	14			1,155

Operating expenses:
Research and development expenses	6,330	679			7,009
General and administrative expenses	3,946	4,599	(4,212)	E	4,333
Restructuring charges	—	3,054			3,054

Total operating expenses	10,276	8,332			14,396

Operating loss	(9,135)	(8,318)			(13,241)

Other income (expense):
Net interest income (expense)	24	(343)	380	G	61
Foreign currency exchange rate gain	1,706	—			1,706
Other income (expense)	650	(1)			649

Total other income (expense)	2,380	(344)			2,416

Net loss	$(6,755)	$(8,662)			$(10,825)

Other comprehensive income (loss):
Currency translation adjustments	4,040	—			4,040

Comprehensive loss	$(2,725)	$(8,662)			$(6,785)

Net loss per share attributable to common stockholders, basic and diluted		$(4.60)			$(1.09)
Weighted average shares outstanding, basic and diluted		1,881,486	8,051,244	H	9,932,730

KalVista Pharmaceuticals, Inc.

Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss

Year Ended April 30, 2016

(in thousands, except share and per share data)

			Pro Forma		Pro Forma
	KalVista	Carbylan	Adjs		Combined

Grant income	$2,133	$—			$2,133
Licensing revenue	—	29			29

Total revenue	2,133	29			2,162

Operating expenses:
Research and development expenses	14,661	14,733			29,394
General and administrative expenses	2,653	7,202	(50)	E	9,805
Restructuring charges	—	673			673

Total operating expenses	17,314	22,608			39,872

Operating loss	(15,181)	(22,579)			(37,710)

Other income (expense):
Net interest income (expense)	50	(325)	349	G	74
Foreign currency exchange rate gain	1,661	—			1,661
Other income (expense)	2,034	(7)			2,027

Total other income (expense)	3,745	(332)			3,762

Net loss	$(11,436)	$(22,911)			$(33,948)

Other comprehensive income (loss):
Currency translation adjustments	2,240	—			2,240

Comprehensive loss	$(9,196)	$(22,911)			$(31,708)

Net loss per share attributable to common stockholders, basic and diluted		$(12.19)			$(3.42)
Weighted average shares outstanding, basic and diluted		1,879,942	8,051,244	H	9,931,186

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Carbylan and KalVista.

Description of Transaction

On June 15, 2016, Carbylan and KalVista entered into a Share Purchase Agreement pursuant to which Carbylan would acquire all outstanding shares of KalVista in exchange for approximately 8.0 million newly issued shares of Carbylan common stock, with KalVista surviving as a wholly owned subsidiary of Carbylan. Immediately following the closing of the transaction, the stockholders of Carbylan would own approximately 19% of the voting interests of the combined company and the former KalVista stockholders would own approximately 81% of the voting interests of the combined company. The transaction closed on November 21, 2016.

Basis of Presentation

KalVista has concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. KalVista has not yet completed a valuation analysis of the fair market value of Carbylan’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, KalVista has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when KalVista has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) other changes to assets and liabilities and (3) changes to the ultimate purchase consideration.

Carbylan and KalVista did not record any provision or benefit for income taxes during the six months ended October 31, 2016 or during the year ended April 30, 2016 because each company expects to incur a pre-tax loss in 2016 and incurred a pre-tax loss in 2015 and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

2. Preliminary Purchase Price

Pursuant to the Share Purchase Agreement, at the closing of the transaction, Carbylan issued to KalVista stockholders a number of shares of Carbylan common stock representing approximately 81% of the outstanding shares of common stock of the combined company. The estimated preliminary purchase price, which represents the consideration transferred to Carbylan stockholders in the reverse transaction is calculated based on the number of shares of common stock of the combined company that Carbylan stockholders will own as of the closing of the transaction. The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $18.0 million, which consists of the following (in thousands except for share and per share amounts):

Estimated number of shares of the combined company to be owned by Carbylan stockholders(1)	1,888,564
Multiplied by the assumed price per share of Carbylan common stock(2)	9.51

Estimated purchase price	$17,953

(1)	Represents the number of shares of common stock of the combined company that Carbylan stockholders would own as of the closing of the transaction pursuant to the Share Purchase Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, as 1,881,722 shares of Carbylan common stock outstanding as of October 31, 2016, which includes the impact of the proposed 14:1 reverse stock split, plus 6,842 net settled shares of Carbylan common stock issued pursuant to the Share Purchase Agreement for those Carbylan stock options with an exercise price lower than the closing stock price on November 21, 2016.
(2)	The assumed purchase price was based on the closing price of Carbylan common stock on November 21, 2016.

The number of shares of common stock Carbylan would issue to KalVista stockholders, for purposes of this unaudited pro forma condensed combined financial information, is calculated pursuant to the terms of the Share Purchase Agreement based on Carbylan common stock outstanding as of October 31, 2016, as follows:

Shares of Carbylan common stock outstanding as of October 31, 2016	1,881,722
Net shares of Carbylan common stock subject to outstanding Carbylan Options	6,842
Adjusted outstanding shares of Carbylan common stock	1,888,564
Divided by the assumed percentage of Carbylan ownership of combined company	19%
Estimated adjusted total shares of common stock of combined company	9,939,808
Multiplied by the assumed percentage of KalVista ownership of combined company	81%
Estimated shares of Carbylan common stock issued to KalVista upon closing of transaction	8,051,244

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Carbylan based on their estimated fair values as of the transaction closing date. The excess of the estimated fair values of net assets acquired over the acquisition consideration paid will be recorded as a bargain purchase gain in the condensed combined statement of comprehensive income. The bargain purchase gain of $11.6 million was primarily the result of the decrease in the market value of the Carbylan common stock since the date that the Share Purchase Agreement was signed. The bargain purchase gain has not been reflected in the pro forma condensed combined statement of operations as it is directly attributable to the transaction and will not have a continuing impact on the operating results of the combined company.

The allocation of the total preliminary estimated purchase price to the acquired assets and liabilities assumed of Carbylan based on the estimated fair values as of October 31, 2016 is as follows (in thousands):

Cash, cash equivalents and marketable securities	$34,621
Prepaid expenses and other current assets	500
Accounts payable, accrued expenses and other liabilities	(5,532)
Net assets acquired	29,589

Less: estimated purchase price	(17,953)

Bargain purchase gain	$11,636

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until KalVista management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements for the reasons described in Note 1.

3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

Based on KalVista management’s review of Carbylan’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Carbylan to conform to the accounting policies of KalVista are not expected to be significant. Carbylan does not anticipate making a dividend prior to the closing and anticipates that its Net Cash at the closing will be less than $31 million.

The unaudited pro forma condensed combined financial information reflects the effect of the Carbylan reverse stock split that occurred on November 21, 2016.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

A.	To reflect the accrued liabilities that are directly attributable to the closing of the transaction, including approximately $0.7 million, in severance and change in control obligations for Carbylan employees that will be reflected in the KalVista statements of operations following the closing of the transaction, tail insurance coverage purchased by Carbylan for approximately $1.6 million, for its directors and officers, and estimated transaction costs to complete the transaction of approximately $1.7 million. Note that the $1.7 million in transaction costs includes $0.5 million in legal expenses to be incurred by Carbylan, $0.1 million in legal expenses to be incurred by KalVista, $0.8 million for a fairness opinion to be incurred by Carbylan, and $0.3 million in auditor and printer fees to be incurred by Carbylan and $0.3 million in accounting and auditor fees to be incurred by KalVista. These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

B.	To reflect (1) the issuance of common shares to finance the acquisition, (2) the elimination of Carbylan’s historical shareholders’ equity, and (3) the adjustment for preliminary purchase accounting, as follows (in thousands except per share data):

Net equity proceeds from the issuance of 1,888,564 common shares of Carbylan	$17,953
Less: historical Carbylan shareholders’ equity as of October 31, 2016	(33,417)
Adjustment for preliminary purchase accounting*	3,828

$(11,636)

*	Represents the difference between the fair value of the net assets acquired of $29,589 and the net book value of $33,417

C.	To reflect the reclassification from preferred shares to ordinary shares resulting from the automatic conversion of preferred shares to ordinary shares on a one-to-one basis.

D.	To reflect the bargain purchase gain recognized as a result of the transaction.

E.	To reflect the elimination of transaction costs incurred by Carbylan and KalVista during the periods presented. These amounts have been eliminated on a pro forma basis, as they are not expected to have a continuing effect on the operating results of the combined company.

F.	To reflect the reclassification from restricted cash to cash and cash equivalents. Cash will no longer be restricted due to the closing of Carbylan bank accounts and credit cards.

G.	To reflect the elimination of interest expense incurred during the periods presented. The Share Purchase Agreement requires the repayment of outstanding debt instruments in full; therefore, interest expense recognized in the historical periods presented has been eliminated on a pro forma basis, as such expense will not have a continuing effect on the operating results of the combined company.

H.	To reflect the increase in the weighted average shares in connection with the issuance of common shares to finance the transaction, and reflects the impact of the 14:1 reverse split effected November 21, 2016.